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                                  EXHIBIT 99.2


                                          PRESS RELEASE

[STEWART & STEVENSON LOGO]

                     Contacts:  John Simmons, V.P., CFO
                                Stewart & Stevenson Services, Inc.
                                713-868-7700

                                Paul Justice, Director of Public Relations
                                Stewart & Stevenson Tactical Vehicle Systems, LP p.justice@ssss.com / 713-867-1774

                                Ken Dennard, DRG&E
                                kdennard@drg-e.com  / 713-529-6600



                            STEWART & STEVENSON WINS
                       FMTV A1 COMPETITIVE REBUY CONTRACT

HOUSTON, TX, APRIL 17, 2003 - The United States Army today awarded the Family of Medium Tactical Vehicles (FMTV) A1 Competitive Rebuy production contract to Stewart & Stevenson Tactical Vehicle Systems, LP (TVS), a division of Stewart & Stevenson Services, Inc. (NYSE: SVC). The contract, potentially worth more than $2 billion, was issued by the Army's Tank-automotive and Armament Command (TACOM) and includes production that could reach nearly 11,000 FMTV trucks and trailers over five years, with an option for 12,000 additional vehicles.

      "Stewart & Stevenson is deeply honored that the U.S. Army has selected us to continue providing the FMTV to our soldiers in the field," said Michael L. Grimes, President and Chief Executive Officer of Stewart & Stevenson Services, Inc. "Stewart & Stevenson's FMTVs have proven their mettle time and again serving in a wide variety of operations at home and abroad. We will continue our strong tradition of excellence and innovation as we serve the Army of today and the Objective Force of tomorrow."

      Stewart & Stevenson's winning proposal features enhancements to the FMTV A1 - the most capable and reliable medium truck family ever - including an EPA 2004 compliant engine, soldier-suggested enhancements, even greater reliability and additional reductions in life cycle costs and logistics burden. Stewart & Stevenson has been the exclusive supplier of the FMTV, including trucks and companion trailers for on and off-road use, to the U.S. Army since 1991. During this period the company has manufactured and delivered more than 20,000 trucks and trailers and has achieved 34 consecutive months of 100 percent on time delivery of trucks and 25


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consecutive months of on time trailer delivery performance. The company has continuously improved quality, inventory management and workflow which has resulted in a 98% Operational Readiness rating, world-class quality, significantly reduced life cycle costs and recognition as a benchmark manufacturing facility for the Army's industrial activities.

      "Today's win further establishes Stewart & Stevenson as one of the world's preeminent military wheeled vehicle manufacturers," said Dennis M. Dellinger, President and Chief Operating Officer of Stewart & Stevenson Tactical Vehicle Systems, LP. "Stewart & Stevenson TVS is a leader in Lean Manufacturing techniques and pursues continuous improvement through the application of Six Sigma principles not just in manufacturing, but across the company from administration to engineering, setting the platform for the success of the next-generation FMTV."

      Production of the FMTV A1CR is expected to begin in the fourth quarter of 2004.

      Stewart & Stevenson's win will have a positive impact on the state of Texas. TVS LP currently employs over 800 employees at its Sealy, Texas facility. An economist at The University of Texas at Austin recently completed an economic analysis of the impact of the FMTV contract on the state and concluded that further production of the FMTV would increase gross state product by more than $5 billion, and that there would be continued significant benefits to the local tax base and employment.

      Stewart & Stevenson will hold a conference call to discuss the FMTV A1 Competitive Rebuy Competition contract win on THURSDAY, APRIL 17, 2003, AT 6:30 P.M. EDT. To participate in the conference call, dial 1-800-245-3043 at least ten minutes before the call begins and ask for the STEWART & STEVENSON REBUY conference call. A replay of the call will be available approximately one hour after the live broadcast ends and will be accessible until April 29, 2003. To access the replay, dial (888) 566-0856 or (402) 220-0446.

      Stewart & Stevenson has designed, manufactured and supported the Family of Medium Tactical Vehicles for the U.S. Army since 1991. The FMTV, which includes 2.5-ton and 5-ton trucks in more than 15 variants, is produced in Stewart & Stevenson's state-of-the-art facilities located 50 miles west of Houston in Sealy, Texas. The company has produced more than 20,000 FMTV trucks and trailers for the U.S. Army.


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ABOUT STEWART & STEVENSON SERVICES

      Stewart & Stevenson Services, Inc., founded in 1902, is a billion-dollar company that manufactures, distributes, and provides service for a wide range of industrial products and diesel-powered equipment to key industries worldwide, including petroleum, power generation, defense, airline, marine, and transportation. More information can be found at HTTP://WWW.SSSS.COM.

      Stewart & Stevenson Tactical Vehicle Systems, LP is the prime contractor for the U.S. Army's Family of Medium Tactical Vehicles (FMTV). More information can be found at HTTP://WWW.FMTVTRUCK.COM.


This press release contains forward-looking statements that are based on management's current expectations, estimates, and projections. These statements are not guarantees of future performance and involve a number of risks, uncertainties, and assumptions and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Many factors, including those discussed more fully elsewhere in this release and in the Company's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K, as well as others, could cause results to differ materially from those stated. Specific important factors that could cause actual results, performance, or achievements to differ materially from such forward-looking statements include risk of competition, risks relating to technology, risks of general economic conditions, risks of oil and gas industry economic conditions, risks of airline industry economic conditions, risks as to terrorist attacks on the U.S. and their impact on the U.S. economy, risks relating to personnel, risks of dependence on government and failure to obtain new government contracts, inherent risks of government contracts, risks of claims and litigation, risks of product defects, risks as to foreign sales and global trade matters, risks as to cost controls, risks as to acquisitions, risks as to currency fluctuations, risks as to environmental and safety matters, risks as to distributorships, risks as to licenses, and credit risks, all as more specifically outlined in the Company's latest annual report on Form 10-K. In addition, such forward-looking statements could be affected by general industry and market conditions and growth rates, general domestic and international conditions including interest rates, inflation and currency exchange rates and other future factors. Actual outcomes and results may differ materially from what is expressed or forecasted forward-looking statements.